EXHIBIT 99.1


          ICG COMMUNICATIONS, INC.
          9605 East Maroon Circle
          Englewood, CO  80112


                                     NEWS RELEASE
                        Contacts:  Scott Chase (303) 626-3417
                              Steve Smith (303) 575-6595


          ICG Services, Inc. Completes $300 Million Private Placement
                          of Senior Discount Notes

               ENGLEWOOD, Colo., Feb. 12 -- ICG Communications, Inc. (Nasdaq: ICGX) ("ICG"), today announced that ICG Services, Inc., a new wholly-owned subsidiary of ICG, completed its previously announced private placement of approximately $300 million of 10% Senior Discount Notes. The Senior Discount Notes mature in 2008 and pay no interest in cash for the first five years.

          The proceeds will be used by ICG Services, Inc. in order to acquire telecommunications and related equipment and services for the purpose of lease or sale to other subsidiaries of ICG. In addition, a portion of the proceeds from the Offering may be used for strategic acquisitions.

          The Senior Discount Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

          ICG Communications, Inc. (Nasdaq: ICGX), headquartered in Englewood, Colorado, is a leading national competitive local exchange carrier (CLEC) and premier provider of high-quality communications services. ICG has extensive switched fiber-optic networks and offers local, long distance and enhanced telephony and data services in California, the Ohio Valley and parts of the Southeastern United States. The Company provides Internet communication solutions, connectivity and Website hosting to individuals and small and medium-sized businesses through its subsidiary, NETCOM On-Line Communication Services, Inc. (a subsidiary of ICG Services, Inc.). Further information is available on ICG's Website located at http://www/icgcomm.com.